Exhibit 99.1

Washington Prime Group Announces First Quarter 2019 Results
- First quarter leasing volume continues to be robust exhibited by a 20% increase to 1.4M SF
- Addressed 11 of 22 vacant department store boxes at Tier One and Open Air assets
- Strong occupancy of 93.3% for Tier One and Open Air assets
- Tier One sales PSF stable at $399 and occupancy cost decreased to 11.7%
- Executed $180M non-recourse mortgage note secured by Waterford Lakes Town Center
COLUMBUS, OH - April 24, 2019 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the first quarter ended March 31, 2019 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives.

	Three Months Ended March 31,
(per share amounts)	2019	2018
Net (loss) income per diluted share	$(0.03)	$0.07
FFO per diluted share	$0.31	$0.39
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are provided in this press release.
Business Highlights
Robust Leasing Volume and Tenant Diversification Mandate

•	First quarter 2019 leasing volume continued to be robust exhibited by a 20% increase year-over-year (YOY), totaling 1.4M SF, and the number of lease transactions increased 10% YOY;

•	Of the 1.4M SF, 52% of new leasing volume was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness and professional services; and

•	The Company continues to incent its leasing professionals in order to further diversity tenancy; more than 30 leases qualified during the quarter.
Stable Operating Metrics

•	Tier One and Open Air occupancy remained strong at 93.3% only a 40 basis point decrease;

•	Occupancy for the 42 Tier One assets decreased 20 basis points to 92.1% YOY, while the 51 Open Air properties decreased 60 basis points to 94.7% YOY;

•	Tier One sales PSF were $399 as of March 31, 2019;

•	Tier One occupancy cost decreased 20 basis points YOY to 11.7%; and

•	Leasing spreads for new deals increased 13.2% during the quarter for Tier One and Open Air assets.

Net Operating Income Performance

•	First quarter 2019 Tier One comparable net operating income (NOI) decreased YOY 5.7%, while Open Air comparable NOI increased 0.6%, resulting in a combined decrease of 4.0%;

•
When excluding the approximately $4.7M negative impact of cotenancy and rental income resulting from 2018 anchor bankruptcies (Bon-Ton Stores, Sears, Toys R Us), first quarter 2019 comparable NOI for Tier One and Open Air was essentially flat, improving for Tier One and Open Air portfolios to (1.0%) and 2.9%, respectively; and

•	While operating expenses related to snow removal and insurance were higher than expected, NOI was generally in line with internal expectations going into the quarter.
Redevelopment and Department Store Progress

▪
As exhibited within the most recent first quarter 2019 supplemental, the Company provides real time updates relating to the 29 department stores within its Tier One and Open Air properties that are currently vacant or those deemed likely to close (Sears); As previously mentioned, this excludes spaces owned by third parties such as Seritage Growth Properties;

▪
Washington Prime Group is pleased to announce 11, or 50%, of the 22 spaces currently vacant within the core portfolio have been addressed by the stalwart efforts of development and leasing via signed leases or letters of intent;

▪	These include the following all of which are situated within Tier One assets:

◦	National home furnishings and off-price retailers have finalized letters of intent to replace Sears at Longview Mall, in Longview, Texas;

◦
A national sporting goods retailer has provided a letter of intent to replace a former Herberger’s (Bon-Ton Stores) ; a newly constructed Dillard’s will replace Sears; and several national retailers have signed letters of intent to replace a former Sports Authority at Mesa Mall, located in Grand Junction, Colorado.;

◦
At Southern Hills Mall, in Sioux City, Iowa, the Company has executed a letter of intent with a national off-price retailer and has received a letter of intent from a national home furnishings retailer to replace the former Sears location;

◦	Dillard’s will add a second location replacing former Herberger’s (Bon-Ton Stores) within Southgate Mall, in Missoula, Montana;

◦
The Company has executed several leases with national retailers including Big Lots, Ulta Beauty and Five Below; and has four leases out for signature to national retailers to replace the former Sears store at Grand Central Mall, in Parkersburg, West Virginia;

◦	The Company has executed a lease with Dunham’s Sports to join the lineup at Morgantown Mall, in Morgantown, West Virginia replacing space previously occupied by Elder Beerman (Bon-Ton Stores);

◦
The Company has executed a development agreement with Columbus based mixed use developer Crawford Hoying for a joint venture of the redevelopment of the Sears at Polaris Fashion Place, in Columbus, Ohio;

◦
The Company is in the process of obtaining necessary entitlements for WestShore Plaza, in Tampa, Florida, and discussions are underway regarding a joint venture of this mixed use redevelopment which will replace a Sears department store;

◦	The RoomPlace is currently under construction and is expected to open fall 2019 replacing a former Carsons Pirie Scott (Bon-Ton Stores) at Lincolnwood Town Center, in Lincolnwood, Illinois; and

◦
The RoomPlace and Round1 Entertainment will replace the former Sears at The Mall at Fairfield Commons, in Dayton, Ohio. These dynamic new tenants are under construction and are expected to open in late 2019.

In addition to the above, Marshalls will replace a former Toys R Us at the Plaza at Buckland Hills, in Manchester Hills, Connecticut, and a national sporting goods retailer has provided a letter of intent to replace a former Toys and Babies R Us at Forest Plaza, located in Rockford, Illinois.

Financial Transactions
The Company completed the placement of the $180.0M commercial mortgage loan on Waterford Lakes, a Tier One asset located in Orlando, Florida. This transaction, as well as anticipated proceeds from the planned refinancing of 2019 mortgage debt maturities, will substantially satisfy the $250M senior unsecured note which matures 2020.
Louis Conforti, CEO and Director, Commentary
“Let me take a second to summarize last quarter via a few bullet points:

•	We leased 1.4M SF of space;

•	Lifestyle tenancy attributed for 52% of new leasing volume;

•	Tier One and Open Air occupancy was 93.3%;

•	Tier One occupancy cost was 11.7%;

•	Tier One sales PSF were $399;

•	Tier One and Open Air leasing spreads for new deals were 13.2% during the quarter;

•	Tier One and Open Air comparable NOI growth was (4.0%);

•	We held 674 events, activities and installations;

•	We addressed 50% of our department store vacancy and are working our behinds off to get these tenants up and running;

•	We financed Waterford Lakes for $180M with an all in coupon of 4.86%;

•	We maintained our FFO guidance and as a result our 2020 comparable NOI forecast of 2.0% - 3.0%; and

•	We left our 2019 dividend policy unchanged.
“The above evidences just how busy we've been and I should probably end my commentary at this point. I can’t. My colleagues have worked too darn hard to transform our assets into dominant town centers and I’d be doing them a disservice if I didn’t rally in defense of their endeavors as well as those stalwart industry peers who are adjusting to a new world order. With this in mind...
“I read the news today, oh boy...
Yellow journalism is best defined as reporting which emphasizes hyperbole over factual data. During the previous two weeks, a so called ‘research report’ and a newspaper article illustrated how our sector is subject to this sensationalism. As a result, I find it necessary to refute such misinformation especially in light of the share price declines which occurred in conjunction with their respective releases.
“Washington Prime Group has a financial and demographics analytical team headed up by Charlie Adams. Let me tell you, Charlie doesn’t suffer fools. He became, shall we say, skeptical, of the conclusions and incomplete nature of the aforementioned, so he assembled his team and went about contesting these canards.
“One such ‘research report’ focused upon visitation growth. The group in question utilizes proprietary data which in absence of analyzing the underlying factors and methodology employed, I’ll take at face value. The conclusion was traffic peaked during fourth quarter 2018 and the implication seemed to be that the freefall had already begun. Wait a minute…upon closer examination, two data points were conveniently omitted from said 'research report'. The first questionable omission was while YOY visitation growth exhibited a marginal deceleration, it still exhibited positive YOY growth.
“The second even more glaring omission is the fact visitation growth immediately rebounded during first quarter 2019. When reviewing their Bloomberg graph there is indeed volatility which might be as much a result of informational bias versus actual results. Albeit, over a one and three year timeframe the trend is unmistakably positive. Take a look for yourselves on your Bloomberg terminal.

“The bottom line is visitation growth trends have been positive and I think it’s because our sector has learned the valuable lesson of diversifying away from apparel (both by choice and attrition) and is increasingly offering guests differentiated goods and services. Some are just doing it faster than others.
“The next questionable reportage was a media article entitled ‘What Retail Recovery? Malls Under Pressure as Stores Close’. Let’s deconstruct this article as well, as there are several attention grabbing statistics which warrant further examination.
“For instance, the article quoted a study by a sell-side analyst which stated ‘another 75,000 stores or around a tenth of existing stores as of the third quarter of 2018 will have to close by 2026 if online retail penetration continues to rise from the current 16% to 25%’. Holy cow, this equates to over 10,000 closures per year over the next seven years! Here’s the problem with this prophecy…it assumes all eCommerce growth is direct to consumer, ignoring the fact Buy Online Pick Up In Store (BOPIS) and Click and Collect are the two fastest growing online segments and are increasing five times faster than eCommerce as a whole.
“This study further assumes that 75% of total retail growth will be driven by online growth notwithstanding recent data from third quarter 2018 which shows just 26% of total retail growth is driven by online purchases while a whopping 74% is still driven by physical. In other words, their forecast assumes the exact opposite of what actual data is exhibiting. This is incongruous as it forces their model to assume physical retail has to shutter stores in order to foot to their projections.
“The online growth cited within this study is pretty lofty…100% for auto parts, 200% for home improvement and 400% for grocery (the latter implying $13B skyrockets to $80B). I’ll take the under as they somehow forgot to tick and tie their eCommerce projections with the plain and simple fact the vast majority of current online sales growth is heavily dependent upon a consumer picking up merchandise at a physical location.
“Next let’s turn to 2019 store closures. No argument with respect to the tally of 5,994 closures this year so far. It stinks. However, a little bit of data parsing provides color as to the nature of these closings. Six retail chains account for 73% of 2019 closures compared to 21 and 16 in 2017 and 2018, respectively. So more concepts aren’t going under…just the bad ones.
“This speaks to a theme which we have championed loud and clear: Overleveraged apparel retailers with crappy merchandising should go the way of a certain avifauna described as ‘fat and flightless, clueless and clumsy’ which was native to the island of Mauritius and became extinct during the seventeenth century¹.
“Then there was the mention of landlord defaults. What drives me crazy is when an idiosyncratic event is utilized to extrapolate a general (and more often than not obtuse) assumption. For instance, one overleveraged asset was highlighted in the article which exhibited fair to middling occupancy (86%) prior to an 850,000 SF expansion for a total of 2.4M SF. Further exacerbating the situation, this asset was located within a catchment unable to absorb existing, let alone incremental, space. Almost forgot…the capitalization rate used for valuation purposes was sub five percent.
“Actually, CMBS (as provided by Trepp) is performing historically well. Overall delinquency as of March 2019 was 2.88% compared to March 2018 delinquencies of 4.55%. Regarding my beloved sector, delinquencies have actually decreased by 100 basis points to 4.90%, which includes all those questionable CMBS series 1.0 loans with ‘frothy’ asset valuations. Simply put, the marketplace is dealing with irresponsible CMBS loans originated from the previous cycle. Remember, a bad loan doesn’t always necessarily mean a bad asset.
“Last but not least, the article stated ‘mall vacancy rates…inched up in the first quarter to 9.3% from 9.0% in the fourth quarter of 2018 according to real estate research firm REIS…the highest vacancy rate since the third quarter of 2011 when it reached 9.4%’. Our fact checking actually came up with 9.1% for the same period, albeit let’s not quibble over ten basis points.

Clarification is also necessary regarding overall retail vacancy rates, including regional malls and shopping centers, which are above 10%. Per REIS, a major reason regional malls increased 30 basis points is due to Sears, albeit REIS also mentions rental income was flat during the same period despite the occupancy hiccup. This didn’t make it into the published article...I’ll check the footnotes?
“This speaks to yet another theme we have espoused and can best be characterized as maintaining minimal variance pursuant to operating metrics while we diversify tenancy, activate common area and do lots of other cool stuff. Washington Prime Group will continue to make prudent decisions as it relates to tenancy and if it means foregoing an insipid junior fashion retailer for a tenant that will make a difference and diversity product mix even at a lower rental rate, then so be it. We have been able to achieve this delicate balance over the previous three years and will continue to do so as it results in more dynamic assets.
“My passion is shared with every single one of our colleagues. We are far from delusional and realize our sector desperately needed this clean up. However, incomplete and inaccurate data should be addressed with rigorous quantitative and qualitative analysis.
“In closing, never bet against our Company because Charlie, Morgan, Tasha, Bill, Steve, Greg, Brandon, B, Kristie, Tembra, Jimmy, Carmen, Rocky, Hilary, Hannah, Matt, Alan, James and everybody else at Washington Prime Group will prove you wrong by grinding it out.”
¹Dodo bird
First Quarter Financial Results
Net loss attributable to common shareholders for the first quarter of 2019 was $5.2 million, or $0.03 per diluted share, compared to income of $14.0 million, or $0.07 per diluted share, a year ago. The YOY difference relates primarily to retail bankruptcies and related cotenancy as well as higher interest expense. In addition, general and administrative expenses increased $4.5 million YOY, of which $3.5 million was attributable to the impact of the new lease accounting standard which prohibits the Company from capitalizing non-incremental internal leasing and legal efforts, and $1.9 million was attributable to severance costs incurred during the first quarter of 2019.
NAREIT Funds from Operations (FFO) for the first quarter of 2019 were $70.1 million, or $0.31 per diluted share. This compares to $86.5 million, or $0.39 per diluted share, during the same quarter a year ago. The YOY decrease in FFO relates primarily to items discussed above which impacted net loss.
Financial Activity
Dispositions
During the first quarter of 2019, the Company completed the sale of additional tranches of restaurant outparcels to FCPT Acquisitions, LLC ("Four Corners") generating net proceeds of approximately $12.1 million. The Company expects to close on most of the approximately $25.3 million of remaining outparcels in 2019, subject to due diligence and closing conditions.
Mortgage Loans
On April 16, 2019, an affiliate of the Company closed on a $180.0 million non-recourse mortgage note payable with a ten-year term and a fixed rate of 4.86% secured by Waterford Lakes Town Center, a Tier One asset located in Orlando, Florida. The mortgage note payable requires monthly principal and interest payments and will mature on May 6, 2029. The net proceeds were primarily used to reduce corporate debt as mentioned above.

On April 8, 2019, the Company exercised the second of three options to extend the maturity of the $65.0 million mortgage note payable on Weberstown Mall, a Tier One asset located in Stockton, California, for one year. The extended maturity date is June 8, 2020, subject to a one-year extension available at the Company’s option subject to compliance with the terms of the underlying loan agreement and payment of customary extension fees.
On March 29, 2019, the Company exercised the first of two options to extend the maturity of the $52.0 million mortgage note payable on Town Center of Aurora, a Tier One asset located in Aurora, Colorado, for one year. The extended maturity date is April 1, 2020, subject to a one-year extension available at the Company’s option subject to compliance with the terms of the underlying loan agreement and payment of customary extension fees. Pursuant to the terms of the extension option, the Company entered into a derivative swap agreement that effectively fixed the interest rate of the note payable at 4.76% through both extension periods.
2019 Guidance
The Company updates guidance for fiscal 2019 net loss attributable to common shareholders in the range of $(0.16) to $(0.06) per diluted share from $(0.09) to $(0.02) per diluted share primarily due to higher depreciation expense. The Company reaffirms guidance for fiscal 2019 FFO in a range of $1.16 to $1.24 per diluted share.
The following table provides the reconciliation for the expected range of estimated net loss attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2019:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.16)	$(0.06)
Depreciation and amortization including share of unconsolidated entities	1.32	1.30
Estimated FFO per diluted share	$1.16	$1.24
While the Company is maintaining guidance for fiscal 2019 comparable NOI growth of (3.0)% to (1.0)% for Tier One and Open Air properties, it is now expecting to be at the lower end of such NOI guidance range primarily due to the impact of several large national retailer bankruptcies that occurred during the first quarter of 2019. Other key guidance assumptions for 2019 remain unchanged and can be found in the Supplemental Information report available on the investor relations section of the Company’s website.

The following table provides a reconciliation of the expected range of net loss attributable to common shareholders from GAAP financial statements to the Company’s NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Net loss	$(35,000)	$(13,000)
Depreciation and amortization	253,000	251,000
General and administrative and corporate overhead	74,000	70,000
Interest expense	152,000	150,000
Gains from sales of outparcels	(15,000)	(17,000)
Pro-rata share of unconsolidated joint venture in comp NOI	69,000	71,000
Non-comparable properties and other (1)	(8,000)	(10,000)
Tier Two and Noncore properties	(37,000)	(40,000)
Projected comparable NOI - Tier One and Open Air	$453,000	$462,000

Projected comparable NOI year-over-year growth (2)	(3.0)%	(1.0)%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and NOI for non-comparable properties.
(2) Reported 2018 comparable NOI adjusted for actual and projected property dispositions was $466.7 million.
For the second quarter of 2019, the Company estimates net loss attributable to common shareholders to be in the range of $(0.08) to $(0.04) per diluted share and FFO to be in the range of $0.25 to $0.28 per diluted share.
A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the second quarter of 2019 follows:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.08)	$(0.04)
Depreciation and amortization including share of unconsolidated entities	0.33	0.32
Estimated FFO per diluted share	$0.25	$0.28
Earnings Call and Webcast on April 25
The Company will host its quarterly earnings conference call and an audio webcast on Thursday, April 25, 2019 at 11:00 a.m. Eastern Time.
The live webcast will be available in listen-only mode from the investor relations section of the Company’s website at www.washingtonprime.com. Listeners can also access the call by dialing 844.646.4463 (or +1.615.247.0256 for international callers), and the conference ID for the call is 7295326.
An audio replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers). The replay passcode is 7295326, beginning on Thursday, April 25, 2019, at approximately 1:00 p.m. Eastern Time through midnight on Thursday, May 9, 2019.

Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com
Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.
The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
###

CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenue:
Rental income	$163,273	$172,417
Other income	5,550	4,577
Total revenues	168,823	176,994

Expenses:
Property operating	(39,429)	(36,366)
Real estate taxes	(22,114)	(22,041)
Advertising and promotion	(1,893)	(1,771)
Total recoverable expenses	(63,436)	(60,178)
Depreciation and amortization	(66,378)	(61,294)
General and administrative (1)	(14,125)	(9,654)
Ground rent	(203)	(197)
Total operating expenses	(144,142)	(131,323)

Interest expense, net	(36,830)	(34,344)
Gain on disposition of interests in properties, net	9,990	8,181
Income and other taxes	(356)	(485)
(Loss) income from unconsolidated entities, net	(48)	1,162
Net (loss) income	(2,563)	20,185
Net (loss) income attributable to noncontrolling interests	(896)	2,661
Net (loss) income attributable to the Company	(1,667)	17,524
Less: Preferred share dividends	(3,508)	(3,508)
Net (loss) income attributable to common shareholders	$(5,175)	$14,016

(Loss) earnings per common share, basic and diluted	$(0.03)	$0.07

(1) An increase of $3.5 million relates to the new lease accounting standard effective January 1, 2019, which no longer permits deferral of certain internal legal and leasing costs.

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	March 31, 2019	December 31, 2018

Assets:
Investment properties at cost	$5,889,822	$5,879,637
Construction in progress	43,963	35,068
	5,933,785	5,914,705
Less: accumulated depreciation	2,334,130	2,283,764
	3,599,655	3,630,941

Cash and cash equivalents	29,244	42,542
Tenant receivables and accrued revenue, net	81,849	85,463
Investment in and advances to unconsolidated entities, at equity	428,130	433,207
Deferred costs and other assets	171,422	169,135
Total assets	$4,310,300	$4,361,288

Liabilities:
Mortgage notes payable	$978,823	$983,269
Notes payable	983,542	982,697
Unsecured term loans	685,792	685,509
Revolving credit facility	341,288	286,002
Accounts payable, accrued expenses, intangibles, and deferred revenues	216,172	253,862
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,224,030	3,209,752

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,249,490	1,247,639
Accumulated deficit	(509,187)	(456,924)
Accumulated other comprehensive income	2,082	6,400
Total stockholders' equity	944,980	999,710
Noncontrolling interests	138,025	148,561
Total equity	1,083,005	1,148,271
Total liabilities, redeemable noncontrolling interests and equity	$4,310,300	$4,361,288

RECONCILIATION OF FUNDS FROM OPERATIONS
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Funds from Operations ("FFO"):
Net (loss) income	$(2,563)	$20,185
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)
Real estate depreciation and amortization, including joint venture impact	76,214	70,199
Gain on disposition of interests in properties, net	—	(295)
FFO	$70,083	$86,521

Weighted average common shares outstanding - diluted	223,208	223,278

FFO per diluted share	$0.31	$0.39

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Three Months Ended March 31,
	2019	2018	Variance $

Reconciliation of Comp NOI to Net (Loss) Income:
Net (Loss) Income	$(2,563)	$20,185	$(22,748)

Loss (income) from unconsolidated entities	48	(1,162)	1,210
Income and other taxes	356	485	(129)
Gain on disposition of interests in properties, net	(9,990)	(8,181)	(1,809)
Interest expense, net	36,830	34,344	2,486
Operating Income	24,681	45,671	(20,990)

Depreciation and amortization	66,378	61,294	5,084
General and administrative	14,125	9,654	4,471
Fee income	(2,747)	(2,342)	(405)
Management fee allocation	5	(16)	21
Pro-rata share of unconsolidated joint ventures in comp NOI	17,445	17,282	163
Property allocated corporate expense	3,495	4,124	(629)
Non-comparable properties and other (1)	(311)	(591)	280
NOI from sold properties	2	(1,796)	1,798
Termination income	(786)	(1,766)	980
Straight-line rents	(1,132)	(859)	(273)
Ground lease adjustments for straight-line and fair market value	5	13	(8)
Fair market value and inducement adjustments to base rents	(2,900)	(3,042)	142
Less: Tier 2 and noncore properties (2)	(8,938)	(13,743)	4,805
Comparable NOI - Tier 1 and Open Air properties	$109,322	$113,883	$(4,561)
Comparable NOI percentage change - Tier 1 and Open Air properties			-4.0%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the Tier 2 and noncore properties held in each period presented.